[Letterhead of Hull, Towill, Norman & Barrett, P.C.]


                              February 13, 1998






Merry Land & Investment Company, Inc.
624 Ellis Street
Augusta, Georgia 30901

     RE: 4,000,000 Shares of 7.625% Series E Cumulative Redeemable Preferred Stock of Merry Land & Investment Company, Inc.

Gentlemen:

     We have acted as counsel for the Company in connection with its publis offering of 4,000,000 shares of 7.625% Series E Cumulative Redeemable Preferred Stock, as described in the Prospectus Supplement dated February 4, 1998 to that Prospectus dated January 22, 1996, filed with Registration Statement No. 33-65067. This opinion is given to the Company in connection with this offering.

     Based upon the foregoing, we are of the opinion that:

     1. The Company is a corporation duly organized, existing and in good standing under the laws of the State of Georgia.

     2. All proceedings necessary to authorize the offering of the Series E Preferred Stock have been taken.

     3. The Series E Preferred Stock has been duly authorized and, when sold and paid for in accordance with the Prospectus Supplement, will be validly issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as an exhibit to the Form 8-K filed with respect to the above-referenced offering and reference to this opinion in the Prospectus Supplement.



                            /s/
                            HULL, TOWILL, NORMAN
                            & BARRETT, P.C.